UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MusclePharm Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 13, 2016

Dear Fellow MusclePharm Shareholders,

When I last wrote you in December, I said I was very bullish about my investment in MusclePharm’s future. Many events have happened since then to reinforce my original enthusiasm for the Company and for the brand. In the last six months, we have strengthened the health of the business, and are committed to continuing to drive growth in the Company’s financials as well as the brand.

In 2016, we demonstrated positive momentum yet again:

•	Revenue was $42.9 million for the first quarter;

•	Operating Expenses decreased $2.6 million sequential quarter-over-quarter; and

•	Entered into a definitive agreement for the sale of our wholly-owned subsidiary, BioZone Laboratories, Inc. (“BioZone”).

Although we have improved financial results for the past two quarters, we are not going to slow down to celebrate. Management is focused on executing our strategy to grow MusclePharm’s award-winning family of brands and expand markets and product offerings to meet the expectations of both the serious fitness enthusiast and the casual weekend warrior.

We also continue to restructure our operations to allow for growth and profitability in 2016 and beyond. We grew the health of the business by rationalizing SKUs and decreasing overhead spending, without sacrificing customer service, which was one of my top priorities. We also saw significant improvement in fulfillment rates due to the reduction in SKUs and aligning inventory levels with customer demand.

As I previously discussed, I have identified supply chain issues as one of our primary challenges, and we are working on measures to address this critical area. We continue to target improvement in fill rates from our current run rate, which we believe would provide a significant incremental addition to operating income.

The agreement for the sale of BioZone goes a long way toward my goal of focusing the organization on sales and marketing, allowing us to concentrate on our core competencies while leaving other aspects of the business to strategic partners or outside parties who can bring more expertise to other areas.

At MusclePharm, we exist to serve athletes of all kinds and ensure the products we provide are safe, effective and support their goals to push harder and be the best. Our success is determined by our ability to innovate, inspire and exceed athlete expectations. In recent months, we introduced many innovative products that expanded business: 100% whey, flavor additions to the successful Combat Crunch Bar, and MusclePharm Pro-Gels.

We have many challenges ahead, but we believe we have the plans, expertise, and strategies to overcome them and continue to enhance shareholder value.

Sincerely yours,

/s/ Ryan Drexler
Ryan Drexler
Interim Chief Executive Officer and Interim President

Denver, Colorado

May 13, 2016

MusclePharm Corporation

4721 Ironton Street

Denver, CO 80239

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 27, 2016

The Annual Meeting of the Stockholders of MusclePharm Corporation (the “Company”) will be held on June 27, 2016 at 11:00 a.m. Mountain Daylight Time, at MusclePharm Corporation, 4721 Ironton Street, Denver, CO, 80239, for the following purposes:

•	To elect four (4) members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

•	To ratify the appointment of EKS&H LLLP as the Independent Registered Public Accounting Firm of the Company for our fiscal year ending December 31, 2016;

•	To hold an advisory vote on executive compensation;

•	To hold an advisory vote on the frequency of the advisory vote on executive compensation; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote FOR all of the proposed agenda items disclosed herein.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on May 11, 2016 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy by mail. If you attend the Annual Meeting of Stockholders and file with the Corporate Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders.

By Order of the Board of Directors MusclePharm Corporation

/s/ Ryan Drexler
Ryan Drexler
Chairman of the Board of Directors

Denver, CO

May 13, 2016

MusclePharm Corporation

4721 Ironton Street

Denver, CO 80239

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 27, 2016

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with the solicitation of proxies for use prior to or at the Annual Meeting of Stockholders (the “Annual Meeting”) of MusclePharm Corporation (together with its subsidiaries, herein referred to as the “Company”), a Nevada corporation, to be held at 11:00 a.m. Mountain Daylight Time on June 27, 2016 and at any adjournments or postponements thereof for the following purposes:

•	To elect four (4) members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

•	To ratify the appointment of EKS&H LLLP as the Independent Registered Public Accounting Firm of the Company for our fiscal year ending December 31, 2016;

•	To hold an advisory vote on executive compensation;

•	To hold an advisory vote on the frequency of the advisory vote on executive compensation; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We made this proxy statement and accompanying form of proxy available to stockholders beginning on May 13, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 27, 2016:

This proxy statement, form of proxy and the Company’s 2015 Annual Report on Form 10-K are available electronically at our website at www.musclepharmcorp.com.

Solicitation

This solicitation is made on behalf of our Board of Directors. The Company will bear the costs of preparing, mailing, and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to stockholders.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on May 11, 2016 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Annual Meeting, and each holder of common stock shall be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on May 11, 2016, there were 13,634,680 shares of common stock issued and outstanding, which were held by approximately 341 holders of record.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock present in person or represented by proxy will constitute a quorum. We will appoint an election inspector for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

We have adopted a plurality vote standard for director elections.

All other proposals require the affirmative vote of holders of a majority of outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the same effect as negative votes on such proposals. Broker non-votes are not counted for any purpose in determining whether proposals have been approved.

Voting by Proxy by Mail

Stockholders whose shares are registered in their own names may vote by proxy by mail. Instructions for voting by proxy by mail are set forth on the Notice of Proxy Materials mailed to you, or on the proxy card mailed to you if you chose to receive materials by mail.

If you sign and return a proxy card by mail but do not give voting instructions, your shares will be voted (1) FOR ALL of the four (4) nominees named in Proposal No. 1 in this proxy statement; (2) FOR the ratification of the appointment of EKS&H LLLP as the Independent Registered Public Accounting Firm for the Company for the fiscal year ending December 31, 2016; (3) FOR the approval of compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement; and (4) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Voting in Person at the Annual Meeting

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the broker, bank or other nominee who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing with the Company’s Corporate Secretary an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Corporate Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Corporate Secretary, MusclePharm Corporation, at the address of our principal executive offices at 4721 Ironton Street, Denver, CO 80239. Our telephone number is (720) 399-7351.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit to the Board of Directors proposals to be presented at the 2017 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act. To be timely, a stockholder’s notice of a proposal must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Corporate Secretary at our principal executive offices at the address set forth above no earlier than February 22, 2017 and no later than March 24, 2017 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting.

The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers and directors as of April 29, 2016. The names of our directors and executive officers, their ages as of April 29, 2016 and certain other information about them are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Ryan Drexler	45	Interim Chief Executive Officer, Interim President and Chairman of the Board of Directors
John Price	46	Chief Financial Officer
Michael Doron	55	Director
William Bush	51	Director
Stacey Jenkins	41	Director
Noel Thompson	35	Director
Richard Estalella	54	Director

RYAN DREXLER

INTERIM CHIEF EXECUTIVE OFFICER, INTERIM PRESIDENT, AND CHAIRMAN OF THE BOARD OF DIRECTORS

Ryan Drexler was appointed to serve as our interim chief executive officer, interim President and chairman of the Board of Directors on March 15, 2016 and was designated as our interim Principal Executive Officer. Mr. Drexler has served as chairman of our Board of Directors since August 26, 2015 and will continue to serve as the chairman of the board of directors while the Company conducts a search for a new full-time chief executive officer and president. Mr. Drexler is currently the chief executive officer of Consac, LLC (“Consac”), a privately held firm that invests in the securities of publicly traded and venture-stage companies. Previously, Mr. Drexler served as President of Country Life Vitamins, a family owned nutritional supplements and natural products company he joined in 1993. In addition to developing strategic objectives and overseeing acquisitions for Country Life, Mr. Drexler created new brands that include the BioChem family of sports and fitness nutrition products. Mr. Drexler negotiated and led the process which resulted in the sale of Country Life in 2007 to the Japanese conglomerate Kikkoman Corp. Mr. Drexler graduated from Northeastern University, where he earned a BA in political science. Because of his experience in running and developing nutritional supplement companies, we believe that Mr. Drexler is well qualified to serve on our board of directors.

JOHN PRICE

CHIEF FINANCIAL OFFICER

John Price was appointed as our chief financial officer on March 5, 2015 and was designated as our Principal Financial Officer. Mr. Price had previously served as our executive vice president of finance. Prior to joining MusclePharm, Mr. Price served as vice president of finance—North America at Opera Software, a Norwegian public company focused on digital advertising. From 2011 to 2013, he served as vice president of finance and corporate controller GCT Semiconductor. From 2004 to 2011, Mr. Price served in various roles at Tessera Technologies including VP of Finance & Corporate Controller when Mr. Price left the company. During his tenure at Tessera Technologies, Mr. Price developed the world-wide finance and accounting organization, integrated multiple domestic and international acquisitions, implemented accounting systems, and managed corporate compliance and SEC reporting. Prior to Tessera Technologies, Mr. Price served various roles at Ernst &Young LLP. Mr. Price served nearly three years in the San Jose, California office and nearly five years in the Pittsburgh, Pennsylvania office. Mr. Price has been a certified public accountant (currently inactive) since 2000 and attended Pennsylvania State University, where he earned a Bachelor’s of Science Degree in Accounting.

MICHAEL DORON

DIRECTOR

Michael Doron has served on our Board of Directors as an independent director since November 5, 2012, and currently serves as the Lead Director of the Board of Directors, responsible for leading the independent directors and providing direct input to management. Mr. Doron also serves as the chair of the Compensation Committee and member of both the Audit Committee and the Nominating & Corporate Governance Committee. He has extensive corporate finance and business development experiences in both executive and board level positions with private and public companies. Two years ago, Mr. Doron moved to Stockholm, Sweden, and shortly thereafter co-founded Alta Nordic Advisors. Alta Nordic offers its clients a sophisticated international practice with a particular concentration of experience and skill related to capital markets and financing methods. Previously, from 2008 through 2013, Mr. Doron was Co-Founder and a Partner in DDR & Associates and Evolution Capital. DDR & Associates is a business development company specializing in pre-IPO companies that are committed to and capable of becoming public and traded on one of the three national stock exchanges. DDR & Associates provided the legal work, management incubation, and public market experience necessary to enable private companies to transition into a fully exchange-qualified listing in a cohesive, smooth process. Evolution Capital invested in early stage publicly traded companies. Both companies have been in continuous operations since their co-inception by Mr. Doron in 2008. Mr. Doron currently serves on the Board of Directors of Next Graphite, Inc. (OTC: GPNE) a development stage mineral exploration company and has been a director since April 2014. Because of his significant experience in corporate finance and business development, we believe that Mr. Doron is well qualified to serve on our Board of Directors.

WILLIAM BUSH

DIRECTOR

William Bush has served on our Board of Directors as an independent director since May 2015 and serves as the chair of the Audit Committee and a member of the Compensation Committee. Since January 2010, Mr. Bush has served as the chief financial officer of Borrego Solar Systems, Inc., which is one of the nation’s leading financiers, designers and installers of commercial and industrial grid-connected solar systems. From October 2008 to December 2009, Mr. Bush served as the chief financial officer of Solar Semiconductor, Ltd., a private vertically integrated manufacturer and distributor of photovoltaic modules and systems targeted for use in industrial, commercial and residential applications, with operations in India helping it reach $100 million in sales in its first 15 months of operation. Prior to that, Mr. Bush served as chief financial officer and corporate controller for a number of high growth software and online media companies as well as being one of the founding members of Buzzsaw.com, Inc., a spinoff of Autodesk, Inc. Prior to his work at Buzzsaw.com, Mr. Bush served as corporate controller for Autodesk, Inc. (NasdaqGM: ADSK), the fourth largest software applications company in the world. His prior experience includes seven years in public accounting with Ernst & Young LLP and PricewaterhouseCoopers. Mr. Bush holds a B.S. degree in Business Administration from U.C. Berkeley and is a certified public accountant (currently inactive). Mr. Bush currently serves on the Board of Directors of Towerstream Corporation (NASDAQ: TWER), a fixed wireless provider, and has been a director since 2007. Because of his significant experience in finance, we believe that Mr. Bush is well qualified to serve on our Board of Directors.

STACEY JENKINS

DIRECTOR

Stacey Jenkins has served on our Board of Directors as an independent director since May 2015. He also serves as the chairman of our Nominating & Corporate Governance Committee, and as a member of our Audit Committee. He is a licensed attorney with extensive background in commercial contracts, securities and general corporate law. For the past two years, Mr. Jenkins has served as a senior in-house attorney with Medicity, Inc., a wholly owned subsidiary of Aetna Life Insurance Company, where he focuses on contract negotiation, technology licensing, privacy and other regulatory matters. Prior to joining Medicity, Mr. Jenkins focused on his private practice, providing general corporate legal services, securities guidance, human resources consulting and litigation support for a range of corporate and individual clients. Prior to this period of solo practice, Mr. Jenkins was Regulatory Counsel for Teleperformance USA, a market leader of inbound and outbound teleservices, where he focused on privacy, security, telecommunications and human resources matters. Prior to his employment with Teleperformance, Mr. Jenkins served as general counsel for Opinionology Inc. (FKA Western Wats Center, Inc.), an online global data collection and survey company, where he focused on contract negotiation, telecommunications regulatory matters and complex HR issues. Additionally, he helped prepare and guide Opinionology through its merger with Sampling International. Prior to joining Opinionology, Mr. Jenkins developed his own legal private practice and consultancy, providing corporate guidance and oversight, as well as technology assistance to companies. Prior to his private practice, Mr. Jenkins managed IT infrastructure for Moen Faucets. Mr. Jenkins received his law degree from the University of Utah SJ Quinney College of Law, and attended college at Montana State University. Because of his experience with growth companies and corporate governance, we believe that Mr. Jenkins is well qualified to serve on our Board of Directors.

NOEL THOMPSON

DIRECTOR

Noel Thompson has served on our Board of Directors as an independent director since May 2015 and serves as a member of the Compensation Committee. Currently Mr. Thompson serves as the chief executive officer and chief investment officer of Thompson Global LLC, and owner and operator of Thompson Global LP, which is engaged in investment and advisory services of client and proprietary assets. Mr. Thompson also currently operates Thompson Global Sports which provides advisory, financing, and consulting services to investors and companies in the sports industry and Thompson Global Special Situations which participates as adviser, lender, and principle in commodity, energy, infrastructure projects globally. Mr. Thompson currently serves on the Board of Directors for the World Anti-Doping Agency Charitable Foundation. Mr. Thompson also serves on the Board of Trustees for The United States Olympic and Para Olympic Foundation, as an Executive Board member of the Board of Governors for the National Wrestling Hall of Fame, and on the Board Directors of Hofstra University Athletics and the Titan Mercury Wrestling Club. Mr. Thompson also sits on The Board of Directors for Beat The Streets NY, which develops the full athletic potential for inner city kids in NYC using wrestling as a vehicle. Prior to Thompson Global, from 2010 to 2011 Mr. Thompson worked at JP Morgan Securities and from 2005 until 2010, Mr. Thompson served in various roles including as a Global Futures and Commodities Trader for Goldman Sachs & Co. Mr. Thompson graduated from Hofstra University. Because of his experience in capital markets, we believe Mr. Thompson is well qualified to serve on our Board of Directors.

RICHARD ESTALELLA

DIRECTOR

Richard Estalella has served on our Board of Directors since September 2013. Mr. Estalella served as our president from April 2014 until December 2015 when he resigned from the Company but remained on the board of directors. Prior to joining MusclePharm, Mr. Estalella served as senior vice president of operations at Arbonne International, LLC since 2005. Mr. Estalella was instrumental in Arbonne’s expansion operations and distribution upgrades. He was responsible for all warehouse and distribution facilities, facilities maintenance departments and Customer Service. Previously, between 1998 and 2005, he owned a consulting business specializing in retail, operations, warehousing and distribution. Prior to that, Mr. Estalella served as senior vice president of warehouse operations for Office Depot between 1987 and 1998 and established many of its retail markets, along with its nationwide distribution center network which helped grow it into a $9 billion company. Because of his experience in warehousing and distribution, we believe Mr. Estalella is well qualified to serve on our Board of Directors.

Board of Directors

Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our bylaws authorize a Board of Directors to consist of between one and nine members. The number of directors currently authorized by resolution of the Board of Directors is six, but will be reduced to four as of the time of the Annual Meeting due to Messrs. Estalella and Thompson not standing for reelection. As a result, four directors are nominated to be elected at the Annual Meeting .The current authorized number of directors is six (6). Our nominated directors, if elected, will continue to serve as directors until the next annual meeting of stockholders and until his successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

Our Board of Directors held 13 meetings during 2015. The Board of Directors also acted 11 times by unanimous written consent. No member of our Board of Directors attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he was a director) and the total number of meetings held by all committees of the Board of Directors on which such director served (held during the period that such director served). Members of our Board of Directors are invited and encouraged to attend each annual meeting of stockholders.

Board Leadership Structure

Ryan Drexler, our Interim Chief Executive Officer and Interim President, serves as Chairman of our Board of Directors and presides over meetings of the Board of Directors, and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board of Directors. Mr. Drexler brings valuable insight to our Board of Directors due to the perspective and experience he brings as our interim Chief Executive Officer and President.

Director Independence

The rules of NASDAQ generally require that a majority of the members of a listed company’s Board of Directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and governance committees be independent. Although we are an over-the-counter listed company we have nevertheless opted under our Corporate Governance Guidelines to comply with certain NASDAQ corporate governance rules requiring director independence. The Board of Directors has determined that all of the Company’s directors nominated for election, other than Mr. Drexler and Mr. Estalella, are each “independent directors” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2). Additionally, we have Compensation, Nominating and Corporate Governance, and Audit committees comprised solely of independent directors.

Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ. Our Board of Directors has also determined that past and present Directors, who comprise our Audit Committee, Compensation Committee, and our Nominating and Corporate Governance Committee, satisfied and satisfy the independence standards for those committees established by applicable SEC rules, NASDAQ rules and applicable rules of the Internal Revenue Code of 1986, as amended.

Involvement in Certain Legal Proceedings

Except as outlined below, to our knowledge, during the past ten (10) years, none of our directors, executive officers, promoters, control persons, or nominees has been:

•	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which have the composition and responsibilities described below. Members serve on these committees until their resignations or until otherwise determined by our Board of Directors. The Board of Directors has further determined that Mr. William Bush, a member of the Audit Committee of the Board of Directors, is an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, by virtue of his relevant experience listed in his biographical summary provided above in the section entitled “Executive Officers and Directors.” Each of these committees has a written charter. Current copies of the charters of the Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee are available on our website at ir.musclepharmcorp.com/governance-documents.

Audit Committee. The Audit Committee reviews the work of our internal accounting and audit processes and the Independent Registered Public Accounting Firm. The Audit Committee has sole authority for the appointment, compensation and oversight of our Independent Registered Public Accounting Firm and to approve any significant non-audit relationship with the Independent Registered Public Accounting Firm. The Audit Committee is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statement. The Audit Committee is currently comprised of Mr. Bush as the Chair, Mr. Doron and Mr. Jenkins. Mr. Bush joined the Audit Committee as chairman in May 2015, Mr. Jenkins joined the Audit Committee in May 2015 and Mr. Doron joined the Audit Committee in October 2012. During 2015, the Audit Committee held 8 meetings.

Compensation Committee. The Compensation Committee approves our goals and objectives relevant to compensation, stays informed as to market levels of compensation and recommends to our Board of Directors compensation levels and systems for the Board of Directors and our officers that correspond to our goals and objectives. The Compensation Committee, with the assistance of Longnecker, also produces an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee is currently comprised of Mr. Doron as the Chair, Mr. Jenkins and Mr. Bush. Mr. Doron joined the Compensation Committee as chairman in May 2015 and Mr. Jenkins and Mr. Bush joined as members in May 2015. During 2015, the Compensation Committee held 37 meetings.

Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee is responsible for recommending to our Board of Directors individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. In evaluating the current directors, the Nominating & Corporate Governance Committee conducted a thorough self-evaluation process, which included the use of questionnaires and a third-party expert that interviewed each of the directors and provided an analysis of the results of the interviews to the committee. This committee is also responsible for developing and recommending to the Board of Directors our corporate governance guidelines, as well as reviewing and recommending revisions to the guidelines on a regular basis. The Nominating & Corporate Governance Committee is currently comprised of Mr. Jenkins as the Chair, Mr. Thompson (not standing for reelection) and Mr. Doron. Mr. Jenkins joined the Nominating & Corporate Governance Committee as chairman in May 2015 and Mr. Thompson joined as a member in May 2015. The Board of Directors will determine who will replace Mr. Thompson on the Nominating & Corporate Governance Committee following the conclusion of the Annual Meeting. During 2015, the Nominating & Corporate Governance Committee held 9 meetings.

Strategic Initiative Committee. The Strategic Initiative Committee evaluates and assists the board of directors in overseeing the Company’s implementation of key strategic initiatives. The Strategic Initiative Committee is currently comprised of Mr. Drexler as the Chair, Mr. Bush, Mr. Doron and Mr. Jenkins.

Director Nominations

The director qualifications developed to date focus on what the Board believes to be essential competencies to effectively serve on the Board. The Nominating & Corporate Governance Committee may consider the following criteria in recommending candidates for election to the board:

•	experience in corporate governance, such as an officer or former officer of a publicly held company;

•	experience in the Company’s industry;

•	experience as a board member of other publicly held companies; and

•	technical expertise in an area of the Company’s operations.

The Nominating & Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a Board that can best perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Nominating & Corporate Governance Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Nominating & Corporate Governance Committee will determine whether to retain an executive search firm to identify Board candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating & Corporate Governance Committee will review each potential candidate. Management may assist the Nominating & Corporate Governance Committee in the review process at the Nominating & Corporate Governance Committee’s direction. The Nominating & Corporate Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Our Nominating & Corporate Governance Committee will consider candidates recommended by our stockholders in accordance with the procedures set forth in the Nominating & Corporate Governance Committee Charter. Such recommendations must be submitted in writing to the Chairman of the Nominating & Corporate Governance Committee, c/o the Corporate Secretary, 4721 Ironton Street, Denver, CO 80239 no later than 120 days prior to the anniversary of the date on which the Company’s proxy statement was mailed or made available to stockholders in connection with the previous year’s annual meeting of stockholders. The recommendations must be accompanied by the following information: the name and address of the nominating stockholder, a representation that the nominating stockholder is a record holder, a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified, information regarding each nominee that would be required to be included in a proxy statement, a description of any arrangements or understandings between the nominating stockholder and the nominee, and the consent of each nominee to serve as a director, if elected. Candidates recommended by the stockholders are evaluated in the same manner as candidates identified by a Nominating & Corporate Governance Committee member.

Each of the nominees for election as director at the 2016 Annual Meeting is recommended by the Nominating & Corporate Governance Committee and each nominee is presently a director and stands for re-election by the stockholders.

Stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record both at the time of giving the notice and at the meeting, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination to be made at a special meeting at which the election of directors is a matter specified in the notice of meeting must be delivered to our principal executive offices not earlier than the 120th day prior to and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which first public announcement of the date of such special meeting was made. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;

•	disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price or value of shares of the Company;

•	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship, engaged in to mitigate economic risk related to, or the voting power with respect to, shares of the Company;

•	any rights to dividends on the shares that are separate from the underlying shares;

•	any performance related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

The stockholder’s notice must also include the following information for each proposed director nominee:

•	description of all direct and indirect financial or other relationships between the nominating person and the nominee during the past three years;

•	the same information as for the nominating person (see above); and

•	all information required to be disclosed in a proxy statement in connection with a contested election of directors.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The chairman of the meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating & Corporate Governance Committee in connection with its evaluation of the nominee’s independence.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors or any member of the Board of Directors, c/o the Corporate Secretary at our principal executive offices at the address set forth above. The Corporate Secretary will review all correspondence addressed to the Board of Directors, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Corporate Secretary will summarize all correspondence not forwarded to the Board of Directors and make the correspondence available to the Board of Directors for its review at the Board of Director’s request. The Corporate Secretary will forward stockholder communications to the Board of Directors prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Director Compensation

Non-Employee Director Compensation Arrangements

The Board of Directors has adopted a non-employee director compensation policy that provides annual retainer fees. All Board members received an annual retainer of $35,000 for the first and second quarter and $42,500 for the third and fourth quarter, paid in the first month of the quarter. The Chairman of the Board received an additional annual retainer of $40,000, beginning in the third quarter, and the lead Director received an additional $25,000 retainer beginning in the third quarter, each paid quarterly. Additionally, Committee members receive annual retainers, each paid quarterly, as follows:

	Q1 & Q2		Q3 & Q4
Committee	Chairman	Member	Chairman	Member
Audit Committee	$15,000	$10,000	$20,000	$8,500
Compensation Committee	$10,000	$5,000	$15,000	$6,500
Nominating & Corporate Governance Committee	$7,000	$5,000	$7,500	$5,000
Strategic Initiative Committee	NA	NA	$7,500	$5,000

We also reimburse our non-employee directors for their travel and out of pocket expenses. Members of the Board of Directors who also are our employees do not receive any compensation as directors. Our directors do not receive Board meeting fees.

During 2015, each of our non-employee directors received restricted common stock having a grant date value of $80,000, which was distributed quarterly. The number of shares distributed for each quarterly award is determined by dividing $20,000 by the average closing price of MusclePharm’s common stock for the first fifteen business days of the first month of each quarter. These restricted common stock awards are vested upon grant.

2015 Director Compensation. The table below sets forth the compensation paid to each current non-employee member of our Board of Directors during the fiscal year ended December 31, 2015:

Name	Total Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Ryan Drexler (0)(4)	$22,229	$17,771	$40,000
Michael Doron (2)(3)(4)(5)(10)	$79,649	$64,000	$143,649
William J. Bush (4)(5)(8)	$41,208	$45,460	$86,668
Stacey Y. Jenkins (4)(5)(7)	$38,806	$45,460	$84,266
Noel Thompson (4)(5)(7)	$37,583	$45,460	$83,043
Richard Estalella (9)	$0	$0	$0
Daniel McClory (Former) (2)(3)(6)	$27,500	$37,176	$64,676
Gregory Macosko (Former) (2)(3)(6)	$30,000	$37,176	$67,176
Andrew Lupo (Former) (2)(3)(6)	$22,500	$37,176	$59,676

(0)	Reflects amount paid to Mr. Drexler for his service on our Board of Directors during 2015. Amounts paid to him with respect to his service as Executive Chairman are included in the Summary Compensation table above.
(1)	The amounts reflected represent the aggregate grant date fair value of the restricted stock awards granted to our non-employee directors in 2015, determined in accordance with ASC 718, by multiplying the number of shares by the closing price of our common stock on the grant date and do not reflect the actual economic value realized by the director. None of the non-employee directors held any outstanding stock options as of December 31, 2015.
(2)	The grant date fair value was based upon the 15-day average closing price of the common stock of $8.60.
(3)	The grant date fair value was based upon the 15-day average closing price of the common stock of $4.17.
(4)	The grant date fair value was based upon the 15-day average closing price of the common stock of $5.30.
(5)	The grant date fair value was based upon the 15-day average closing price of the common stock of $3.95.
(6)	Andrew Lupo, Gregory Macosko and Daniel McClory each resigned as a director on May 21, 2015.
(7)	Stacey Jenkins and Noel Thompson each were appointed as a director on May 22, 2015.
(8)	William Bush was appointed as a director on May 27, 2015.
(9)	Richard Estalella resigned as an employee on December 30, 2015 and remained a member of our Board of Directors. Mr. Estalella did not receive any compensation for his service as a member of our Board of Directors during 2015.
(10)	Mr. Doron did not receive his Q1 2015 stock grant due to a recordkeeping oversight. Mr. Doron will be issued 2,167 shares in 2016, the same number of shares other non-employee board members received in the first quarter 2015. The $64,000 of stock award compensation excludes this stock grant.

Corporate Governance Overview

Our business, assets and operations are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business through discussions with our chief executive officer, chief financial officer, our external counsel, members of management and other Company employees as well as our independent auditors, and by reviewing materials provided to them and participating in meetings of the Board of Directors and its committees.

In addition to its management function, our Board of Directors remains committed to strong and effective corporate governance, and, as a result, it regularly monitors our corporate governance policies and practices to ensure we meet or exceed the requirements of applicable laws, regulations and rules, the NASDAQ listing standards, as well as the best practices of other public companies.

Our corporate governance program features the following:

•	a Board of Directors that is up for election annually;

•	all of our directors, other than our interim chief executive officer, interim president and chairman of the board of directors, and former president, are independent;

•	we have no stockholder rights plan in place;

•	periodically updated charters for each of the Board’s committees, which clearly establish the roles and responsibilities of each such committee;

•	regular executive sessions among our non-employee and independent directors;

•	a Board of Directors that enjoys unrestricted access to our management, employees and professional advisers;

•	in 2015, each director attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of Board committees on which such director served during the time he served on the Board of Directors or committees.;

•	a clear Code of Conduct that is reviewed regularly for best practices;

•	a clear Insider Trading Policy that is reviewed regularly;

•	a Corporate Communications Policy that is reviewed with employees and the Board periodically;

•	a clear set of Corporate Governance Guidelines that is reviewed regularly for best practices;

•	our Compensation Committee or Board of Directors may require the forfeiture, recovery or reimbursement of incentive compensation from an executive officer as required under United States securities laws;

•	no board member is serving on an excessive number of public company boards; and

•	the Compensation Committee’s engagement of an independent compensation consultant.

Board of Directors’ Role in Risk Management

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also the level of risk acceptable and appropriate for us. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for us. For example, the Board of Directors meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, risks related to our new product development, financial risks, among others. The Board of Directors also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring the integrity of our financial statements, internal controls over financial reporting, and the independence of our Independent Registered Public Accounting Firm. The Audit Committee reviews periodic internal controls and related assessments from our finance department and an annual attestation report on internal control over financial reporting from the Company’s Independent Registered Public Accounting Firm. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance matters and meets at least quarterly with our finance department, Independent Registered Public Accounting Firm and internal or external legal counsel to discuss risks related to our financial reporting function. In addition, the Audit Committee ensures that our business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by monitoring our Code of Business Conduct and our Corporate Compliance Hotline, and the Audit Committee discusses other risk assessment and our risk management policies periodically with management.

The Compensation Committee participates in the design of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with our business strategy, as is further described in the Compensation Discussion and Analysis section.

The Nominating & Corporate Governance Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to us, and making recommendations regarding director nominees, the determination of director independence, Board of Directors leadership structure and membership on Board committees.

The Strategic Initiative Committee evaluates and assists the Board of Directors in overseeing our implementation of key strategic initiatives.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

The following discussion and analysis contains statements regarding individual and company performance targets and goals used in setting compensation for our named executive officers. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s future expectations or estimates of future results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

The following Compensation Discussion and Analysis (“CD&A”) is designed to provide insight into the Company’s executive compensation philosophy, objectives and programs, as well as our decisions related to the compensation of our named executive officers (“NEOs”) for 2015 and the beginning of 2016. During 2015, and continuing into 2016, the Company experienced a significant amount of turnover of NEOs in connection with our execution of strategic actions related to restructuring and realigning the Company to enhance shareholder value. As a result, this CD&A will highlight compensation decisions related to the following NEOs for 2015 and 2016, including several former NEOs:

•	Ryan Drexler—Interim Chief Executive Officer, Interim President and Chairman of the Board of Directors

•	John Price—Chief Financial Officer

•	Brad Pyatt—Former Chief Executive Officer

•	Richard Estalella—Former President

•	James Greenwell—Former Chief Operating Officer

•	Cory Gregory—Former Executive Vice President

•	Don Prosser—Former Chief Financial Officer

EXECUTIVE SUMMARY

NEO Departures and Appointments

In connection with the execution of the Company’s strategic plan, the following events took place in 2015 and early 2016.

•	Mr. Drexler, the current Interim Chief Executive Officer, Interim President and Chairman of the Board of Directors, was appointed Executive Chairman of the Company on August 25, 2015 and Interim Chief Executive Officer, Interim President and Chairman of the Board of Directors upon Mr. Pyatt’s termination of employment.

•	Mr. Pyatt served as our Chief Executive Officer until his termination of employment on March 15, 2016.

•	Mr. Estalella terminated his position as President on December 30, 2015. He remains a member of our Board of Directors.

•	Mr. Gregory terminated his position as Executive Vice President on November 6, 2015.

•	Mr. Greenwell terminated his position as Chief Operating Officer on August 25, 2015.

•	Mr. Prosser stepped down as Chief Financial Officer on March 2, 2015, and remained a non-executive employee of the Company through April 15, 2015.

•	On March 5, 2015, our Board of Directors appointed Mr. Price, who had previously been the Company’s Executive Vice President of Finance, as the Company’s Chief Financial Officer.

Company Revenue Performance

MusclePharm has experienced growth across multiple nutritional supplement categories and geographies. In 2015, we realized net revenue of $167 million (a five-year compound annual growth rate of 120%). Net revenue is equal to our gross revenue less product discounts, customer rebates and incentives.

Although the Company has experienced revenue growth in recent years, the Company’s revenues for 2015 did not meet the threshold set by the Compensation Committee under the Company’s Executive Bonus Program and, as a result, no bonuses were paid to those named executive officers who were eligible to receive a 2015 bonus with respect to this metric. For additional discussion of the Company’s Executive Bonus Program and resulting payouts based on 2015 performance, see the section titled “2015 Executive Bonus Program.”

EXECUTIVE COMPENSATION PRACTICES

Compensation Philosophy

Compensation Principles and MusclePharm Best Practices

The following highlights compensation best practices we engage in and practices we avoid to align our executive compensation program with shareholder interests:

What we do:

☐	Pay for performance

☐	Maintain a significant portion of compensation as variable for each executive’s total compensation, including compensation related to annual and long-term incentives

☐	Cap annual incentive payouts for each executive

☐	Utilize an independent compensation consultant who reports directly to the Compensation Committee

☐	Continue ongoing dialogue with shareholders

☐	Utilize external benchmarking practices

☐	Mitigate undue risk through an annual risk assessment to determine the degree to which compensation plans and decisions impact executive risk taking

☐	The Company generally vests equity awards ratably over three years

What we don’t do:

☐	Provide excise tax gross-ups

☐	Allow hedging or derivative transactions utilizing company stock by any employee or director

☐	Reprice or backdate stock options

THE EXECUTIVE COMPENSATION DECISION MAKING PROCESS

Compensation Objectives

MusclePharm’s executive compensation program is designed to attract, motivate and retain talented executives that will drive Company growth and create long-term shareholder value. The Compensation Committee has established the following set of objectives for the executive compensation program:

•	Compensation should be market competitive: The executive compensation program is designed to provide market-competitive total compensation while maintaining fiscal responsibility for shareholders.

•	Compensation should reward performance and support MusclePharm’s business strategy: A significant portion of the named executive officers’ total compensation is variable and the amount actually realized is dependent upon the achievement of key annual performance measures or stock price.

•	Compensation should be aligned with shareholders’ interests: MusclePharm’s compensation program also seeks to reward executive officers for increasing the Company’s stock price over the long-term by providing the majority of total compensation opportunities for executive officers in the form of long-term equity awards. While this is the Company’s general approach, due to limited equity awards in response to significant turnover during 2015, the Company reported a heavier ratio of cash-to-equity compensation than is typically provided.

Roles of the Compensation Committee, Independent Compensation Consultant, and Chief Executive Officer in Compensation Decision Making

The Compensation Committee oversees and administers our executive compensation program, with input and recommendations from our Chief Executive Officer, as well as input from an independent executive compensation consulting firm, as described below.

To aid the Compensation Committee in making its compensation determinations, during 2015 the Chief Executive Officer provided recommendations to the Compensation Committee regarding the compensation of all executive officers, excluding himself. Each named executive officer other than the Chief Executive Officer, in turn, participates in an annual performance review with the Chief Executive Officer to provide input about his individual contributions to the Company’s success. The Compensation Committee gathers data on the Chief Executive Officer’s performance through several channels, including qualitative and quantitative assessments of the Company’s performance, discussions with other members of the management team and discussions with other members of the Board of Directors. Each Compensation Committee meeting ordinarily includes an executive session without members of management present.

The Compensation Committee establishes corporate and individual performance goals at the beginning of each year for use under the Company’s annual bonus plan based on the Company’s annual financial plan (with respect to the corporate performance goals). The Company’s annual financial plan is formulated by the executive management team and is submitted for review and approval by the Board of Directors. The Compensation Committee retains authority under the Company’s annual and long-term incentive plans to use negative discretion in relation to the annual incentive and equity awards achieved by meeting or exceeding pre-determined objectives. In addition, the Compensation Committee also has the authority to make discretionary bonus awards to our named executive officers. It did not exercise this discretion in 2015.

Independent Compensation Consultant

The Compensation Committee has retained Longnecker, an independent executive compensation consulting firm, since 2013 to assist in providing advice and data with respect to executive and board of director compensation matters. Longnecker reports to the Compensation Committee, and may not conduct any other work for the Company without the authorization of the Compensation Committee. Longnecker did not provide any additional services to MusclePharm in 2015 beyond its engagement as an advisor to the Compensation Committee on executive compensation matters. After review and consultation with Longnecker, the Compensation Committee has determined that Longnecker is independent and there is no conflict of interest resulting from the engagement of Longnecker. In reaching these conclusions, the Compensation Committee considered the factors set forth under SEC rules.

In 2014, Longnecker provided market executive and board of director compensation analyses as well as advice to the Compensation Committee with respect to competitive compensation practices in similar organizations and determining the appropriate levels of salary, annual incentives and long-term incentives to the Company’s top executive officers and independent board members. In 2015, Longnecker worked with the Compensation Committee and management to revise the 2015 annual and long-term incentive programs, as well as provide advice related to the design of the Company’s independent director compensation program.

Establishing the Competitive Market

Longnecker works with the Compensation Committee to establish a compensation peer group to be used in its market executive compensation analysis. When determining potential peer companies, Longnecker and the Compensation Committee analyzed public companies similar to MusclePharm based on factors such as size of revenue, assets, net income, market capitalization and total enterprise value. Additional factors such as geographical operations, complexity of operations, and optical implications are also considered in the peer company selection process. In 2015, the Compensation Committee, based on advice from Longnecker, approved the following compensation peer group. This compensation peer group was redesigned from 2014’s peer group to include more sector-specific and similarly-sized competitors. Specifically, American Oriental Bioengineering, Inc., Blyth, Inc., Nu Skin Enterprises Inc., Prestige Brands Holdings, Inc., The Hain Celestial Group, Inc. and Vitacost.com, Inc. were removed from the peer group and Balchem Corp., Immunotec Inc., Innophos Holdings Inc., Natural Alternatives International Inc., Natural Health Trends Corp. and Reliv International, Inc. were added to the peer group.

2015 Compensation Peer Group
Balchem Corp.	Natural Alternatives International Inc.
Boulder Brands, Inc.	Natural Health Trends Corp.
Immunotec Inc.	Nature’s Sunshine Products Inc.
Innophos Holdings Inc.	Nutraceutical International Corporation
Lifevantage Corporation	Nutrisystem, Inc.
Mannatech, Incorporated	Omega Protein Corporation
Medifast Inc.	Reliv International, Inc.

The Compensation Committee also reviews and considers applicable published survey data when making compensation decisions. In setting 2015 compensation, Longnecker provided applicable data to the Compensation Committee from the following survey sources: Economic Research Institute, Mercer, Pay Factors, and Towers Watson.

Setting Executive Compensation

The Compensation Committee considers external data, described above, as well as data compiled from individuals within the Company in making executive compensation decisions. Every year the Committee reviews the executive compensation program relative to the market using a blend of data gathered from proxy statements of our companies included in our compensation peer group and published compensation survey data. This analysis provides the necessary background to the Compensation Committee to ensure the executive compensation program is market-competitive. However, the Compensation Committee does not guarantee that any executive will receive a specific market-derived compensation level.

In addition, the Compensation Committee has taken the approach of determining the mix of compensation elements, such as base salary, annual incentives and long-term equity awards, on an individual basis. The Compensation Committee allocates total compensation between cash and equity compensation based on a number of factors, including competitive practices utilized by the companies in MusclePharm’s compensation peer group, the role and responsibilities of the individual executive, and the performance the Company wants to drive behaviors toward.

ELEMENTS OF EXECUTIVE COMPENSATION

MusclePharm’s executive compensation program has three major components: base salary, annual incentive and long-term incentive compensation. A significant portion of each executive’s total compensation package is typically comprised of long-term equity compensation, which creates a natural alignment between executives’ interests and shareholder interests, and also serves as a retention vehicle for our named executive officers. Given executive transitions during 2015, most of our named executive officers did not receive equity awards and as a result, with respect to certain named executive officers, the make-up of our executive compensation program for 2015 was different than in prior years.

Base Salary

Base salaries play an essential role in attracting and retaining the key talent needed to run MusclePharm successfully. Each year, the Compensation Committee determines whether to approve merit increases to our named executive officers’ base salaries based upon the Company’s performance, their individual performance, changes in duties and responsibilities and the recommendations of our Chief Executive Officer (except for purposes of determining his own salary). Typically, no formulaic or guaranteed base salary increases are provided to our named executive officers. As an overall group, the base salaries for our named executive officers historically were aligned with or under the market 25th percentile of our compensation peer group, described above. The Committee will continue to competitively align base salaries with the market as appropriate, which will position the Company to remain competitive from an attraction and retention perspective.

After performing its annual review of the executive team’s base salary levels, the Compensation Committee decided to increase base salaries for 2015 in order to be more competitive with the market. The following table summarizes the adjustments made to each executive’s base salary. The base salaries for Messrs. Gregory and Prosser were not increased because their salaries were determined to be market competitive. Mr. Price’s base salary was increased from $225,000 to $250,000 in connection with his promotion to chief financial officer. The Compensation Committee determined the amount of the increase after reviewing compensation paid to chief financial officers of companies in our compensation peer group and published survey data, as described above, as well as considering Mr. Price’s skills and experience.

Name	2014 Base Salary	2015 Base Salary
Ryan Drexler	N/A	N/A
John Price 1	$225,000	$250,000
Brad Pyatt 2	$325,000	$425,000
Richard Estalella 3	$300,000	$375,000
James Greenwell 3	$275,000	$300,000
Cory Gregory 3	$200,000	$200,000
Don Prosser 3	$275,000	$275,000

1	Mr. Price was not an executive officer of the Company during 2014.
2	Mr. Pyatt’s employment with the Company terminated on March 15, 2016.
3	Messrs. Estalella, Greenwell, Gregory and Prosser’s employment terminated during 2015.

More recently, we aligned our Interim Chief Executive Officer, Interim President and Chairman of the Board of Directors base salary to the 50th percentile based upon his experiences with sports nutrition companies and ability to manage the Company’s restructuring activities. During 2015, Mr. Drexler did not receive a base salary from the Company. In February 2016, the Compensation Committee decided to pay him a lump sum amount equal to $250,000 as compensation for his service to the Company as Executive Chairman. In February 2016, the Company also entered into an employment agreement with Mr. Drexler pursuant to which he will receive an annual base salary of $550,000. The Compensation Committee determined his base salary after reviewing compensation paid to chief executive officers of companies in our compensation peer group and survey data as described above, as well as considering Mr. Drexler’s skills and experience.

Annual Incentive (“2015 Executive Bonus Program”)

In early 2015, the Compensation Committee revised the Company’s Executive Bonus Program to better reflect the Company’s objectives for 2015. The Compensation Committee determined that a corporate profitability metric should be implemented under the 2015 Executive Bonus Program and added a gross margin percentage metric. Gross Margin Percentage is defined as the difference between net revenue and cost of sales divided by cost of sales. The Compensation Committee retained revenue and Adjusted EBITDA as metrics under the Executive Bonus Program because revenues are an important measure of our business and how well our products and brands sell and Adjusted EBITDA is a measure of ongoing business performance that is important to our investors. Mr. Drexler was not eligible to participate in the 2015 Executive Bonus Program. Given their employment status, Messrs. Drexler and Prosser were not eligible to participate in the Company’s 2015 Executive Bonus.

The following table illustrates the Compensation Committee’s structure for the 2015 Executive Bonus Program. In regards to threshold, target, and stretch target performance achievements, the correlating bonus amount paid out if achieved would equal 75%, 100%, or up to 125%, respectively, of the portion of the bonus associated with such metric (in thousands except %).

	2015 Executive Bonus Program Measures	Threshold	Target	Stretch Target	Weighting
Corporate	Net Revenue	$188,000	$221,000	$236,000	25%
	Adjusted EBITDA	($11,500)	($10,000)	($8,000)	20%
	Gross Margin Percentage	32%	34%	36%	10%
Individual	A number of goals and objectives, both quantitative and qualitative, specific to each executive’s responsibilities within the Company.				45%

Adjusted EBITDA is a Non-GAAP financial measure. An explanation of how we calculate this measure in contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission.

Each named executive officer is eligible to earn an annual incentive bonus, based on a target dollar amount established by the Compensation Committee. For 2015, Mr. Pyatt’s target bonus was $450,000, Mr. Price’s, $250,000, Mr. Estalella’s, $350,000, Mr. Greenwell’s, $300,000 and Mr. Gregory’s, $225,000. An executive can earn between 75% and 125% of their weighted target incentive based on the achievement of each of the goals described above. In no event may an executive earn more than 200% of his total target bonus.

2015 Executive Bonus Program—Corporate Objectives Payout

In January 2016, the Compensation Committee reviewed the 2015 corporate performance and each executive’s 2015 performance and determined their actual bonus payout. The following tables summarize the actual bonus payouts determined by Compensation Committee (in thousands, except %, bonus target and bonus earned).

	Threshold	Net Revenue
Executive		Target	Stretch	Actual	% of Goal Achieved l	Bonus Target	Bonus Earned
John Price	$188,000	$221,000	$236,000	$166,858	0%	$62,500	$0
Brad Pyatt	$188,000	$221,000	$236,000	$166,858	0%	$106,250	$0
Richard Estalella 1	$188,000	$221,000	$236,000	$166,858	0%	$87,500	NA
James Greenwell 1	$188,000	$221,000	$236,000	$166,858	0%	$75,000	NA
Cory Gregory 1	$188,000	$221,000	$236,000	$166,858	0%	$56,250	NA
Don Prosser 1	$188,000	$221,000	$236,000	$166,858	0%	NA	NA

	Threshold	Adjusted EBITDA
Executive		Target	Stretch	Actual	% of Goal Achieved l	Bonus Target	Bonus Earned
John Price	($11,500)	($10,000)	($8,000)	($2,672)	125%	$50,000	$62,500
Brad Pyatt	($11,500)	($10,000)	($8,000)	($2,672)	125%	$85,000	$106,250
Richard Estalella 1	($11,500)	($10,000)	($8,000)	($2,672)	125%	$70,000	NA
James Greenwell 1	($11,500)	($10,000)	($8,000)	($2,672)	125%	$60,000	NA
Cory Gregory 1	($11,500)	($10,000)	($8,000)	($2,672)	125%	$45,000	NA
Don Prosser 1	($11,500)	($10,000)	($8,000)	($2,672)	125%	NA	NA

	Threshold	Gross Margin Percentage
Executive		Target	Stretch	Actual	% of Goal Achieved l	Bonus Target	Bonus Earned
John Price	32%	34%	36%	34%	100%	$25,000	$25,000
Brad Pyatt	32%	34%	36%	34%	100%	$42,500	$42,500
Richard Estalella 1	32%	34%	36%	34%	100%	$35,000	NA
James Greenwell 1	32%	34%	36%	34%	100%	$30,000	NA
Cory Gregory 1	32%	34%	36%	34%	100%	$22,500	NA
Don Prosser 1	32%	34%	36%	34%	100%	NA	NA

1	As a result of their employment terminations during 2015, none of Messrs. Estalella, Greenwell, Gregory or Prosser was entitled to an annual bonus for 2015. As part of his severance, Mr. Greenwell received a lump sum payment equal to 50% of his 2015 target bonus.

2015 Executive Bonus Program—Individual Objectives Payout

The Compensation Committee evaluated the performance of each of the named executive officers in relation to their pre-determined individual goals for 2015 and determined that 50% of such goals, in the aggregate, were achieved. Mr. Price’s goals were: Secure a new credit facility, ensure timely and accurate SEC reporting, deliver positive cash flow and implement a new software solution for expense reporting. Mr. Pyatt’s goals were: Recruitment of experienced executives, sign a new celebrity endorser, uplist to major market and develop and launch two new product lines.

	Individual Goals
	Bonus target	Bonus Earned
John Price	$112,500	$56,250
Brad Pyatt	$191,250	$95,625
Richard Estalella 1	$157,500	$0
James Greenwell 1	$135,000	$0
Cory Gregory 1	$101,250	$0
Don Prosser 1	N/A	N/A

1	As a result of their employment terminations during 2015, none of Messrs. Estalella, Greenwell, Gregory or Prosser were entitled to an annual bonus for 2015. As part of his severance, Mr. Greenwell received a lump sum payment equal to 50% of his 2015 target bonus.

2015 Executive Bonus Program—Total Bonus Payout

Overall, our named executive officers’ total bonus payouts for 2015 performance resulted in below target awards.

	Total 2015 Bonus Payout
	Target	Actual	Actual as a % of Target
John Price	$250,000	$143,750	57.5%
Brad Pyatt	$425,000	$244,375	57.5%
Richard Estalella 1	$350,000	$0	0%
James Greenwell 1	$300,000	$0	0%
Cory Gregory 1	$200,000	$0	0%
Don Prosser 1	N/A	N/A	N/A

1	As a result of their employment terminations during 2015, none of Messrs. Estalella, Greenwell, Gregory or Prosser was entitled to an annual bonus for 2015. As part of his severance, Mr. Greenwell received a lump sum payment equal to 50% of his 2015 target bonus.

Long-term Incentives

Long-term incentives granted by the Company have historically been in the form of restricted stock awards, which generally vest over a three year period. Restricted stock grants are used as an effective retention tool while simultaneously aligning executives’ interests with those of shareholders. The Compensation Committee believes that restricted stock awards are an effective tool for adding an immediate financial incentive to remain with the Company and work for us that will mitigate potential attempts by labor market competitors to recruit critical employees.

In connection with his promotion to Chief Financial Officer in 2015, Mr. Price received an award of 50,000 restricted shares. This award vests 60% on December 31, 2016, 20% on December 31, 2017 and 20% on December 31, 2018. The Compensation Committee determined the size of Mr. Price’s grant after reviewing the value of equity awards granted to chief financial officers of companies in our compensation peer group and survey data as described above, as well as the Company’s historical grant practices. Also in 2015, the Board of Directors granted awards of restricted stock to Mr. Drexler. Mr. Drexler was granted 3,353 shares of restricted stock for service on our Board of Directors in accordance with our compensation program for non-employee directors. He was also awarded 28,571 vested shares of restricted stock in consideration for his individual guaranty of Company debt. See “Related Party Transactions” for more information on this grant. None of the other named executive officers received a grant of long-term incentive awards in 2015.

Severance and Change in Control Agreements

We have entered into change in control agreements and severance agreements with certain of our executive officers. The Compensation Committee believes these types of agreements are essential in order to attract and retain qualified executives in our senior management team. For details, including with respect to the severance payments paid to certain terminated named executive officers, see “Employment, Severance and Change in Control Arrangements” below.

Employee Benefit Plans

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) to cover eligible employees of the Company and any designated affiliate in the United States. The 401(k) Plan permits eligible employees to defer up to the maximum dollar amount allowed by law including a catch-up provision for employees over the age of 50. The employees’ elective deferrals are immediately vested upon contribution to the 401(k) Plan. We currently make discretionary matching contributions to the 401(k) Plan in an amount equal to 100% of deferrals up to 4%

of the participant’s annual base pay and subject to a total employer contribution of $10,600, and certain other limits.

We do not maintain any other defined benefit, defined contribution or deferred compensation plans for our employees.

Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers. In addition, we provide certain highly-compensated employees, including our named executive officers, with supplemental long-term disability coverage. For purposes of eligibility for this coverage, highly-compensated employees are defined as those employees whose monthly income is greater than $13,333, or $160,000 per year. Certain of our executive are also entitled to certain perquisites, as described and quantified in the Summary Compensation Table below.

Risk Assessment of Compensation Policies and Programs

In early 2016, management assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by the Company and presented its assessment to the Compensation Committee. Based on its assessment, management recommended, and the Compensation Committee concluded, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on the Company. In connection with their review, management and the Compensation Committee noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:

•	The program design provides a balanced mix of cash and equity compensation, delivered as fixed and variable compensation and via base salary, annual incentives and long-term incentives.

•	Corporate performance objectives are designed to be both rigorous and consistent with the Company’s overall business plan and strategy, as approved by the Board of Directors.

•	The determination of executive incentive awards is based on a review of a variety of indicators of performance, including both financial and non-financial goals, reducing the risk associated with any single indicator of performance.

•	Incentive payments are capped at no more than 200% of target.

•	The Company’s equity awards generally vest over three year periods.

•	The Compensation Committee has the right to exercise negative discretion over executive incentive plan payments.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for a company’s named executive officers, other than its Chief Financial Officer, unless compensation qualifies as performance-based under such section. The Compensation Committee considers the tax impact of our executive compensation programs as one of the factors to be considered when setting and evaluating these programs. The Compensation Committee retains full discretion to award compensation packages that will best attract, retain, and reward executive officers and contribute to the achievement of our business objectives. We have awarded and may or may not in the future award compensation that is not fully deductible under Section 162(m).

The Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has furnished this report on executive compensation. None of the members of the Compensation Committee is currently an officer or employee of the Company and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for designing, recommending to the Board of Directors for approval and evaluating the compensation plans, policies and programs of the Company and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained herein with management.

2. Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our Board of Directors, that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

May 13, 2016

COMPENSATION COMMITTEE

/s/ Michael Doron, Chairman

Noel Thompson

William J. Bush

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2015

The following summary compensation tables sets forth all compensation awarded to, earned by, or paid to our named executive officers during the years ended December 31, 2015, 2014, 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) **		Total ($)
Current
Ryan Drexler (1)	2015	250,000	(8)	—	—		—	—	77,876	(12)	$327,876
Interim Chief Executive Officer,
Interim President and Chairman of the Board of Directors
John Price (2)	2015	244,375		—	214,500	(9)	—	$143,750	11,525	(12)	614,150
Chief Financial Officer
Former
Bradley J. Pyatt (3)	2015	420,833			—		—	$244,375	133,278	(12)	798,486
Chief Executive Officer	2014	325,000		314,063	6,500,000	(10)		—	(20,628)		7,118,435
	2013	250,000		260,000	3,853,500	(11)		—	99,042		4,462,542
Richard F. Estalella (4)	2015	371,875		—	—		—	—	47,865	(12)	419,740
President and Chief Operating	2014	291,167		264,063	3,250,000	(10)		—	22,238		3,827,468
Officer	2013	163,000		250,000	1,101,000	(11)		—	32,763
James J. Greenwell (5)	2015	480,598		—	—		—	—	184,533	(12)	665,131
Chief Operating Officer	2014	172,500		140,993	1,300,000	(10)		—	5,547		1,619,040
Cory J. Gregory (6)	2015	215,809		—	—		—	—	26,379	(12)	242,188
Executive Vice President of Brand	2014	200,000		182,813	1,300,000	(10)		—	7,224		1,690,037
Awareness and Social Media	2013	150,000		160,000	1,651,500	(11)		—	16,713		1,978,213
Donald W. Prosser (7)	2015	95,026						—	7,195	(12)	102,221
Chief Financial Officer and Treasurer	2014	195,416		81,680	1,300,000	(10)		—	7,226		1,584,322

**	The Company’s executive compensation table and, specifically, perquisites as disclosed in the “Other Compensation” column of the executive compensation table was previously under review with the SEC as part of an SEC Investigation, which was resolved in September 2015, as discussed in Note 12 of the Notes to Consolidated Financial Statements included in our Form 10-K for our 2015 fiscal year. The Audit Committee conducted a detailed and thorough analysis of the perquisites for the periods of 2010, 2011, 2012 and 2013 as part of the preparation of these tables and the SEC Investigation. The Company and SEC agreed to appoint Chord Advisors, LLC for a 12-month period to monitor the Company’s reporting practices and internal controls.
(1)	On August 26, 2015, our Board of Directors appointed Mr. Drexler as the Company’s Executive Chairman. On February 11, 2016, Mr. Drexler entered into an employment agreement with the Company, pursuant to which the Company agreed to pay him a lump sum of $250,000 in respect of his service to the Company, in lieu of any base salary for 2015. On March 15, 2016, Mr. Drexler was appointed as the Interim Chief Executive Officer, Interim President and Chairman of the Board of Directors. Amounts paid to Mr. Drexler in connection with his service as a member of our Board of Directors, including the grant of restricted stock received in his capacity as a director, are included in the “Director Compensation Table” below. For information regarding restricted stock granted to Mr. Drexler in connection with his individual guaranty of Company debt see “Related Party Transactions” below.
(2)	Mr. Price joined the Company in July 2014 as the Company’s Executive Vice President of Finance and was appointed to his position as the Company’s Chief Financial Officer on March 5, 2015.
(3)	Mr. Pyatt resigned from his position as the Company’s Chief Executive Officer on March 15, 2016. Mr. Pyatt had also served as our President until he resigned from that position in April 2014.

(4)	Mr. Estalella was appointed to his position as the Company’s Chief Operating Officer on April 29, 2013 and was appointed as President in April 2014 at which time he resigned as Chief Operating Officer. On December 30, 2015, Mr. Estalella resigned as President and remained a member of our Board of Directors.
(5)	Mr. Greenwell was appointed to his position as the Company’s Chief Operating Officer on May 12, 2014 and resigned his position on the Board of Directors. On August 25, 2015, Mr. Greenwell resigned as the Chief Operating Officer.
(6)	Mr. Gregory resigned his position as Executive Vice President of brand awareness and social media on November 6, 2015.
(7)	Mr. Prosser was appointed to his position as the Company’s Chief Financial Officer on April 16, 2014 and resigned his position on the Board of Directors. On March 2, 2015, Mr. Prosser resigned his position as Chief Financial Officer and remained with the Company in a non-executive role until his contract ended on April 15, 2015. Amounts included as base salary for Mr. Prosser include amounts paid to him in respect of his service as Chief Financial Officer as well as a non-executive employee of the Company.
(8)	Mr. Drexler did not receive a base salary from the Company in 2015. In February 2016, however, the Company’s Compensation Committee agreed to compensate Mr. Drexler in the amount of $250,000 for his service to the Company as Executive Chairman from August 2015. In February 2016, the Company also entered into an employment agreement with Mr. Drexler pursuant to which he will receive an annual base salary of $550,000.
(9)	Reflects the full grant date fair value of restricted stock awards granted in 2015 calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures, based on the closing price of the common stock of $4.29 on the date of the grant.
(10)	Reflects the full grant date fair value of restricted stock award granted in 2014 calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures, based on the closing price of the common stock of $13.00 on the date of the grant.
(11)	Reflects the full grant date fair value of restricted stock award granted in 2013 calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures, based on the closing price of the common stock of $11.01 on the date of the grant.
(12)	Amounts under “All Other Compensation” for 2015 include the following Company 401(k) matching contributions, life insurance premiums paid by the Company on behalf of the executive officers, perquisites and severance payments:

	Drexler ($)	Price ($)	Pyatt ($)	Estalella ($)	Greenwell ($)	Gregory ($)	Prosser ($)
Company 401(k) Matching Contributions	—	$—	$10,600	$10,600	$7,918	$9,119	$3,616
Miscellaneous (a)	$32	$3,875	$20,534	$19,137	$157,308	$8,331	$1,458
Automobile Expenses (b)	$5,947	$7,650	$20,864	$9,000	$14,000	$7,700	$1,750
Club Fees, Expenses and Golf Tournaments (c)	—	—	$29,602	—	—	—	—
Attorney Fees (d)	$71,897	—	$3,245	—	—	—	—
Sports Donations (e)	$20,186
Sports Tickets (f)	—	—	$14,467	—	—	—	—
Travel (g)	—	—	$12,872	$4,025	$4,025	—	—
Life Insurance Premiums	—	—	$908	$5,103	1,282	$1,229	$371
TOTAL	$77,876	$11,525	$133,278	$47,865	$184,533	$26,379	$7,195

(a)	These amounts include an allowance paid by the Company for miscellaneous expenses, Company provided match to health savings accounts and amounts for expenses incurred by our executives that have been inadequately documented to support a business purposes or personal in nature. For Mr. Pyatt, amounts also include Company paid vacation housing and additional apparel not covered by the allowance. For Mr. Greenwell, amounts also include his 2015 bonus paid in conjunction with his severance (paid in 2016.)

(b)	We provide an automobile allowance for Mr. Price, Mr. Estalella, Mr. Greenwell, Mr. Gregory and Mr. Prosser and the use of a Company car for Mr. Drexler and Mr. Pyatt. For the Company car provided to Mr. Drexler and Mr. Pyatt, the Company insures the car under its insurance programs, pays all registration, license, taxes and other fees on the car, pays for all repairs and reimburses for all gas and maintenance costs on the car. The amount disclosed for Mr. Drexler and Mr. Pyatt represent that portion of the total annual cost to the Company for the automobile provided to the executive attributable to their personal use.
(c)	Represents payments for golf club memberships for Mr. Pyatt, including monthly dues, guest fees, meals and entertainment costs at the golf clubs and other personal expenses incurred by Mr. Pyatt at the golf clubs, including apparel. Amount also includes golf tournament fees and housing at a major golf event.
(d)	Represents legal fees in relation to the bank guarantee provided by Mr. Drexler, with the Company’s bank, legal fees in relation to the convertible note that the Company entered into with Mr. Drexler and legal fees related to Mr. Pyatt’s employment contract and related chief executive officer’s duties.
(e)	Represents amount paid by the Company for football equipment to Arvada West High School, for which Mr. Pyatt coaches.
(f)	Amount represents the cost of tickets to attend a Denver Broncos game in the Company’s luxury suite, including catered food. Mr. Pyatt donated the tickets to his son’s football team to be utilized for fund raising.
(g)	Represents amounts paid by the Company for our executive’s utilization of private jet travel for business purposes. Amount represents the difference between the private travel cost and commercial airfare travel cost for the applicable trip.

Grants of Plan-Based Awards in Fiscal Year 2015

		Estimated possible payouts under non-equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	(#)	($)
John Price	4/28/2015	$187,500	$250,000	$312,500	50,000	214,500
Brad Pyatt	—	$318,750	$425,000	$531,250	—	—
Richard Estalella 1	—	$262,500	$350,000	$437,500	—	—
James Greenwell 1	—	$225,000	$300,000	$375,000	—	—
Cory Gregory 1	—	$168,750	$225,000	$281,250	—	—
Don Prosser 1	—	NA	NA	NA	—	—

1	As a result of their employment terminations during 2015, none of Messrs. Estalella, Greenwell, Gregory or Prosser was entitled to an annual bonus for 2015. As part of his severance, Mr. Greenwell received a lump sum payment equal to 50% of his 2015 target bonus.

Narrative disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Mr. Drexler is party to an employment agreement with the Company dated as of February 11, 2016. The term of his agreement is for three years, subject to automatic renewal for successive one-year periods unless either party provides the other with his or its intention not to renew the agreement at least three months prior to the expiration of the initial or renewal term. Mr. Drexler is entitled to a base salary of $550,000, subject to adjustment, and an annual bonus of up to 200% of his base salary. With respect to his services since August 26, 2015, in lieu of any base salary for 2015, Mr. Drexler was paid $250,000 on March 1, 2016. In connection with the execution of the employment agreement, Mr. Drexler was entitled to a stock option grant having a value equal to $250,000. On February 22, 2016 the Board of Directors (excluding Ryan Drexler) unanimously approved a stock option grant of 137,362 options with an exercise price of $1.89, two year vesting schedule and ten year life. The options were granted under the 2015 Equity Incentive Plan. Mr. Drexler is eligible to receive a transaction bonus if a qualifying sale of the Company occurs on or prior to February 11, 2019 in an amount equal to 10% of the purchase price in such sale. Mr. Drexler is entitled to participate in our benefit plans on the same basis as other senior employees, except that the Company has agreed to pay 100% of the cost of any group medical, vision or dental coverage elected by Mr. Drexler and 50% of the additional incremental cost for coverage elected by him or his family.

Mr. Price is party to an employment agreement with the Company dated as of April 29, 2015. The term of his agreement ends on December 31, 2017, unless it is terminated earlier or extended. Mr. Price is entitled to a base salary of $250,000, and an annual bonus of up to $250,000, subject to annual review. Mr. Price is entitled to participate in our benefit plans made available to executive officers and is titled to a monthly vehicle allowance of $1,000 and an annual miscellaneous expense allowance of up to $5,000.

Prior to his termination of employment in March 2016, Mr. Pyatt had been party to an employment agreement with the Company dated as of June 24, 2015, which agreement superseded his prior employment agreement with the Company. The term of his agreement was for five years, subject to automatic renewal for successive one-year periods unless either party provides the other with his or its intention not to renew the agreement at least three months prior to the expiration of the initial or renewal term. Mr. Pyatt was entitled to a base salary of $425,000 for 2015 and an annual bonus in an amount of up to 125% of his base salary. Each year during the employment period, Mr. Pyatt was to receive an equity award or equity awards having a pre-established fixed value ($817,000 for 2015). Mr. Pyatt was entitled to participate in our benefit plans on the same basis as other senior employees, except that the Company had agreed to pay 100% of the cost of any group medical, vision or dental coverage elected by Mr. Pyatt and 50% of the additional incremental cost for coverage elected by him or his family.

Prior to his termination of employment on December 30, 2015, Mr. Estalella had been party to an employment agreement with the Company dated as of June 24, 2015. This agreement had substantially the same terms as the agreement with Mr. Pyatt, described above, except that his annual base salary for 2015 was $375,000 and his equity award value for 2015 was $695,000.

Each of our named executive officers, Messrs. Greenwell, Gregory and Estalella, was party to an employment agreement during fiscal year 2015 until the date of termination of their employment that entitled them to an annual base salary and the ability to earn an incentive bonus as well as to participate in our benefit plans made available to executive officers. As a result of their employment terminations during 2015, none of Messrs. Estalella, Greenwell, Gregory or Prosser was entitled to an annual bonus for 2015. As part of his severance, Mr. Greenwell received a lump sum payment equal to 50% of his 2015 target bonus.

The severance arrangements with our named executive officers and the effect of a change in control on their outstanding options are described below under “Potential payments upon termination or change of control”.

Outstanding Equity Awards at Year End

The following table provides information concerning restricted stock awards held by our named executive officers as of December 31, 2015. This table includes unvested restricted stock awards with vesting conditions that were not satisfied as of December 31, 2015. Each equity grant is shown separately for each named executive officer. The vesting schedule for each outstanding equity award is shown in the footnotes following this table.

	Outstanding Equity Awards at Year End
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (1) (#)	Market Value of Shares or Units of Stock that Have Not Vested (2) ($)
John Price	10/1/2014	—	—	—	—	50,000	114,000
	4/28/2015	—	—	—	—	50,000	114,000
Bradley Pyatt	10/1/2014	—	—	—	—	500,000	1,140,000
Richard Estalella	10/1/2014	—	—	—	—	—	—
Cory Gregory (3)	10/1/2014	—	—	—	—	—	—
James Greenwell (3)	10/1/2014	—	—	—	—	—	—
Donald Prosser (3)	10/1/2014	—	—	—	—	—	—

(1)	The table below shows the vesting dates for the respective unvested restricted stock awards listed in the above Outstanding Equity Awards at Year-End for 2015 Table.
(2)	Market value of the restricted stock award represents the product of the closing price of our common stock as of December 31, 2015 (the last trading day of the year), which was $2.28, and the number of shares underlying each such award.
(3)	As a result of their employment terminations during 2015, the unvested portion of all outstanding restricted stock awards vested immediately based upon the terms of the stock grant.

Vesting Date	Price	Pyatt
12/31/2016	60,000	300,000
12/31/2017	20,000	100,000
12/31/2018	20,000	100,000
Total	100,000	500,000

Options Exercised and Stock Vested

The following table provides information regarding the vesting of restricted stock awards with respect to our named executive officers during 2015. No stock options were exercised by our named executive officers during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
John Price	—	—	0	$0
Brad Pyatt	—	—	290,500	$662,340
Richard Estalella	—	—	0	$0
Cory Gregory (2)	—	—	224,500	$886,775
James Greenwell (2)	—	—	126,521	$638,931
Donald Prosser (2)	—	—	128,219	$534,673

(1)	Value realized on vesting is computed by multiplying the number of shares that vested by the per-share closing price of our common stock on the vesting date.
(2)	As a result of their employment terminations during 2015, the unvested portion of all outstanding restricted stock awards vested immediately based upon the terms of the stock grant.

Nonqualified Deferred Compensation and Pension Benefits

We maintain a 401(k) plan as previously discussed in the Compensation Discussion and Analysis. We do not maintain any defined benefit or nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change-in-Control

Messrs. Drexler, Pyatt and Price

Pursuant to the terms of their employment agreements, each of Messrs. Drexler, Pyatt and Price is entitled to certain payments and benefits upon a termination of employment with the Company due to the executive’s death or disability, upon a termination by the Company without cause (as such term is defined in the respective agreement) or a resignation by the executive for good reason (as such term is defined in the respective agreement) and, in certain circumstances, in connection with a change of control of the Company.

Mr. Pyatt’s employment with the Company terminated on March 15, 2016. Pursuant to Mr. Pyatt’s separation agreement with the Company, in exchange for a release of claims, the Company agreed to pay him severance in the amount of $1,062,000, payable over a 12-month period and a lump sum payment of $250,000 and to reimburse COBRA premiums for him and his eligible dependents for 12 months. In addition, all stock awards held by Mr. Pyatt vested in full on his termination. As a result of his acceptance of the terms of the separation agreement, the benefits detailed below were foregone, including past and future contractual equity awards.

Death or Disability

The employment agreements with Messrs. Drexler and Pyatt provide that the following benefits will be paid or provided upon a termination of employment due to death or disability:

(i)	earned but unpaid base salary through the date of termination;

(ii)	reasonable business expenses paid or incurred by the executive but not reimbursed as of the date of termination;

(iii)	any accrued but unused vacation time in accordance with Company policy ((i)-(iii), the “Accrued Obligations”);

(iv)	any annual bonuses earned through the date of termination;

(v)	regarding Mr. Pyatt, all long-term incentives earned prior to date of termination, a cash amount equal to three hundred percent (300%) of his base salary, annual bonus and long-term incentive amount earned during the year immediately preceding the date of termination (the “Separation Payment”) and reimbursement of COBRA premiums for 18 months following termination; and

(vi)	regarding Mr. Drexler, any transaction bonus earned through the date of termination and full vesting of all equity awards.

Mr. Drexler remains eligible to receive a transaction bonus under his employment agreement equal to 10% of the purchase price if a qualifying sale of the Company occurs before February 10, 2021.

The employment agreement for Mr. Price provides that that the following benefits will be paid or provided upon a termination of employment due to death or his inability to perform his duties as a result of disability:

(i)	the Accrued Obligations;

(ii)	the greater of (a) one hundred percent (100%) of his target bonus for the year in which the date of termination occurs or (b) a bonus for such year as may be determined by the Committee in its sole discretion;

(iii)	in the case of inability to perform due to disability, six months of base salary, payable in monthly installments; and

(iv)	reimbursement of COBRA premiums for 12 months.

Termination by the Company for Cause or Resignation without Good Reason

Upon termination for cause or resignation without good reason, each of Messrs. Drexler, Pyatt and Price is generally entitled to receive the Accrued Obligations. In addition, all equity awards held by Mr. Drexler will vest in full.

By the Company without Cause or by the Executive for Good Reason

The employment agreements provide that Messrs. Drexler and Pyatt are entitled to receive the following upon a termination of employment by the Company without cause or the executive for good reason:

(i)	the Accrued Obligations;

(ii)	any annual bonuses earned through the date of termination;

(iii)	regarding Mr. Pyatt, all long-term incentives earned prior to date of termination, the Separation Payment and reimbursement of COBRA premiums for 18 months following termination; and

(iv)	regarding Mr. Drexler, any transaction bonus earned through the date of termination and full vesting of all equity awards.

Mr. Drexler remains eligible to receive a transaction bonus under his employment agreement equal to 10% of the purchase price if a qualifying sale of the Company occurs before February 10, 2021.

Mr. Pyatt could have terminated his employment in connection with a change in control and received these same benefits.

The employment agreement for Mr. Price provides that he is entitled to receive the following upon a termination by the Company without cause or by him for good reason outside of a change in control:

(i)	the Accrued Obligations

(ii)	the lesser of (a) nine months of Mr. Price’s base salary at the time of termination, payable in installments over a three-month period, or (b) the base salary remaining under the employment agreement;

(iii)	any annual bonuses earned through the date of termination plus either (a) twenty-five percent (25%) of Mr. Price’s target bonus if the termination date is between January 1 and June 30 or (b) fifty percent (50%) of Mr. Price’s target bonus if the termination date is between July 1 and December 31;

(iv)	reimbursement of COBRA premiums for 12 months following termination; and

(v)	full vesting of equity awards.

If Mr. Price’s employment is terminated by the Company without cause or by him for good reason during the “Protection Period”, in lieu of the benefits described above, he will be entitled to receive:

(i)	the Accrued Obligations;

(ii)	one year of base salary, payable over a 12-month period;

(iii)	the greater of (a) 100% of his target bonus for the year of termination or (b) a bonus for such year as determined by the Compensation Committee in its sole discretion;

(iv)	a one-time cash payment equal to $500,000, payable in a lump sum;

(v)	reimbursement of COBRA premiums for 12 months following termination; and

(vi)	full vesting of equity awards.

“Protection Period” means the period commencing on the date of a change in control and continuing until the earlier of the second anniversary of such change in control and the term of the agreement; and the six-month period prior to such change in control if Mr. Price’s employment is terminated without cause or for good reason and in either case the termination was requested by the party that effectuates the change in control or occurs in connection with or in anticipation of the change in control.

Mr. Drexler has agreed not to disclose our confidential information and to not compete with us or solicit our employees, independent contractors or customers generally for a period of 12 months following termination (the post-termination restrictions will not apply on a termination due to cause or a voluntary termination). Mr. Price has agreed to not disclose our confidential information, to not compete with us for six months following termination and to not solicit our employees (or anyone who was an employee within the 90-day period before such solicitation) for 12 months following termination.

Messrs. Greenwell and Gregory

Mr. Greenwell’s employment with the Company terminated on August 25, 2015. Pursuant to Mr. Greenwell’s separation agreement with the Company, in exchange for a release of claims, the Company agreed to pay him nine months of base salary, paid as salary continuation over a three-month period, and a lump sum payment of $150,000, which represented 50% of his 2015 target bonus, and to reimburse COBRA premiums for him and his eligible dependents for 12 months and to pay key man insurance policy premiums on behalf of Mr. Greenwell until December 31, 2015. In addition, all stock awards held by Mr. Greenwell vested in full on his termination. Mr. Greenwell agreed to provide consulting services to the Company upon its request until December 31, 2016 for an hourly fee of $150. Mr. Greenwell agreed not to compete with us or to solicit our employees until December 31, 2016.

Mr. Gregory’s employment with the Company terminated on November 5, 2015. Pursuant to Mr. Gregory’s separation agreement with the Company, in exchange for a release of claims, the Company agreed to pay him six months of base salary, paid as salary continuation over a nine-month period, and to reimburse COBRA premiums for him and his eligible dependents for 12 months and to pay key man insurance policy premiums on behalf of Mr. Gregory until December 31, 2015. In addition, all stock awards held by Mr. Gregory vested in full on his termination. Mr. Gregory agreed not to compete with us or to solicit our employees for six months following termination.

Mr. Prosser

Mr. Prosser resigned from the Company effective April 15, 2015. In connection with his resignation, Mr. Prosser was entitled to accrued but unpaid compensation and benefits through the date of termination. In connection with his termination of employment, all stock awards held by Mr. Prosser vested in full on his termination.

Mr. Estalella

Mr. Estalella’s employment with the Company terminated on December 30, 2015. Mr. Estalella did not receive severance upon his termination of employment and is currently in a dispute with the Company regarding such severance payments.

The following tables describe (i) the potential payments and benefits to which Messrs. Pyatt and Price would be entitled upon a termination of their employment under their employment agreements assuming a termination of employment and a change in control had each occurred on December 31, 2015 (the last business day of our last completed fiscal year) and (ii) the actual payments and benefits that Messrs. Gregory, Greenwell and Prosser received upon their terminations of employment during 2015. Mr. Drexler would not have been entitled to any payments or benefits had his employment been terminated on December 31, 2015 since he was not an employee as of December 31, 2015 and his employment agreement with the Company was entered into following the end of the last fiscal year. Amounts in respect of equity acceleration for each of Messrs. Pyatt and Price were determined using the closing price of a share of our common stock on December 31, 2015 ($2.28). Amounts in respect to equity acceleration for each of Messrs. Gregory, Greenwall and Prosser were determined using the closing price of a share of common stock on the date of termination ($3.95, $5.05, $4.17, respectively.)

	Involuntary Termination Without Cause/ For Good Reason ($)	Death/ Disability ($)	Involuntary Termination Without Cause/For Good Reason Following Change in Control ($)
Bradley J. Pyatt (1)
Cash severance	$5,319,750	$5,319,750	$5,319,750
Health and welfare continuation	$23,400	$23,400	$23,400
Equity acceleration	$1,140,000	$1,140,000	$1,140,000

Total	$6,483,150	$6,483,150	$6,483,150

John Price
Cash severance	$153,000	$375,000	$1,000,000
Health and welfare continuation	$24,000	$24,000	$24,000
Equity acceleration	$228,000	$228,000	$228,000

Total	$405,000	$627,000	$1,252,000

Cory Gregory
Cash severance	$110,573	—	—
Health and welfare continuation	$5,400	—	—
Equity acceleration	$886,775	—	—

Total	$1,002,748	—	—

James Greenwell
Cash severance	$375,000	—	—
Health and welfare continuation	$15,600	—	—
Equity acceleration	$638,931	—	—

Total	$1,029,531	—	—

Donald Prosser
Cash severance	—	—	—
Health and welfare continuation	—	—	—
Equity acceleration	$534,673	—	—

Total	$534,673	—	—

(1)	Mr. Pyatt’s employment with the Company terminated on March 15, 2016. Pursuant to Mr. Pyatt’s separation agreement with the Company, in exchange for a release of claims, the Company agreed to pay him severance in the amount of $1,062,000, payable over a 12-month period and a lump sum payment of $250,000 and to reimburse COBRA premiums for him and his eligible dependents for 12 months. In addition, all stock awards held by Mr. Pyatt vested in full on his termination. Mr. Pyatt forewent his contractual termination benefits detailed here and all contractual past and future equity awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All compensation and related matters are reviewed by our Compensation Committee. Our Compensation Committee consists of Michael Doron, Noel Thompson and William Bush. None of the members of our Compensation Committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each current director, (ii) each named executive officer, and (iii) each person who we know beneficially owns more than 5% of our common stock as of April 18, 2016.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

	Shares Beneficially Owned
	Common Stock (1)
Name of Beneficial Owner	Shares	% (2)
Named Executive Officers:
Ryan Drexler (3)	4,140,028	26%
John Price	100,000	1%
Non-Employee Directors:
Michael Doron	79,197	1%
William Bush	19,412	0%
Stacey Jenkins	19,412	0%
Noel Thompson	19,412	0%
Richard Estalella	46,049	0%

Officers and Directors as a Group (seven persons):	4,423,510	27%

*	Represents less than one percent.
(1)	This column lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. Standard brokerage accounts may include nonnegotiable provisions regarding set-offs or similar rights.
(2)	Percent of total voting power represents voting power with respect to 13,600,785 shares of common stock outstanding as of April 18, 2016, plus 2,608,696 shares of common stock as if the conversion option of the outstanding convertible debt was exercised (16,209,481 common shares).
(3)	Ryan Drexler, the Company’s interim chief executive officer, interim president and chairman of the board of directors is the sole member of Consac, LLC, and as such has voting and investment power over the securities owned by the stockholder. These shares are also included in the beneficial owners of more than five percent table below.

Beneficial Owners of More than Five Percent

The following table shows the number of shares of our common stock, as of April 18, 2016, held by persons known to us to beneficially own more than five percent of our outstanding common stock.

	Shares Beneficially Owned
	Common Stock (1)
Name of Beneficial Owner	Shares	% (2)
Wynnefield Capital (3)	920,415	6%
Consac, LLC (4)	4,140,028	26%
Marine MP (5)	780,000	5%

(1)	This column lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. Standard brokerage accounts may include nonnegotiable provisions regarding set-offs or similar rights.
(2)	Percent of total voting power represents voting power with respect to 13,600,785 shares of common stock outstanding as of April 18, 2016, plus 2,608,696 shares of common stock as if the conversion option of the outstanding convertible debt was exercised (16,209,481 common shares).
(3)	Joshua Landes and Nelson Obus may be deemed to hold an indirect beneficial interest in these shares, which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund and Wynnefield Capital, Inc. Profit Sharing Plan because they are a co-managing members of Wynnefield Capital Management, LLC and principal executive officers of Wynnefield Capital, Inc. The principal place of business for Wynnefield Capital is 450 Seventh Avenue, Suite 509, New York, New York 10123.
(4)	Ryan Drexler, the Company’s interim chief executive officer, interim president and chairman of the board of directors is the sole member of Consac, LLC, and as such has voting and investment power over the securities owned by the stockholder. These shares are also included in the Named Executive Officers portion of the Management Beneficial Ownership table above.
(5)	Arnold Schwarzenegger is the sole member of Marine MP, LLC, and as such has voting and investment power over the securities owned by the stockholder.

EQUITY COMPENSATION PLAN INFORMATION

In 2015, we adopted the 2015 Equity Incentive Plan that has been approved by our stockholders to replace the 2010 Equity Incentive Plan. We have not issued any shares under the 2015 Equity Incentive Plan and all options issued under the 2010 Equity Incentive Plan have expired. The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at December 31, 2015:

PLAN CATEGORY	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders:
2015 Equity Incentive Purchase Plan	—	$—	2,000,000
2015 Employee Stock Purchase Plan	—	—	1,500,000
2014 Restricted Stock Pool	—	—	170,000
Equity compensation plans not approved by security holders:	—	—	—

Total	—	$—	3,670,000

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.musclepharmcorp.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Registered Public Accounting Firm’s qualifications and independence, and the performance of the Company’s internal audit function and the Independent Registered Public Accounting Firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2015 with the Company’s management and EKS&H LLLP, the Company’s Independent Registered Public Accounting Firm. In addition, the Audit Committee has discussed with EKS&H LLLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with EKS&H LLLP the matters required to be discussed by AICPA, Professional Standards, Vol. 1, AU Section 380 (Communication with Audit Committees), as modified or supplemented. The Audit Committee also received the written disclosures and the letter from EKS&H LLLP required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committee Concerning Independence) and the Audit Committee discussed with EKS&H LLLP the independence of EKS&H LLLP from the Company and the Company’s management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of EKS&H LLLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2016.

AUDIT COMMITTEE

/s/ William J. Bush, CHAIRMAN

Michael Doron

Stacey Y. Jenkins

RELATED PARTY TRANSACTIONS

Interim Chief Executive Officer, Interim President and Chairman of the Board of Directors’ Debt Guarantee

In October 2015, the Company entered into loan modification agreements with ANB Bank under the line of credit and term loan to: (i) change the maturity date of the loans to January 15, 2016, (ii) prohibit the loans to be declared in default prior to December 10, 2015, except for defaults resulting from failure to make timely payments, and (iii) delete certain financial covenants from the line of credit. In consideration for these modifications, Ryan Drexler, the Company’s interim chief executive officer, interim president and chairman of the board of directors and a family member, provided their individual guaranty for the remaining balance of the term loan and line credit of $6.2 million. In consideration for executing his guaranty, the Company issued Ryan Drexler 28,571 shares of common stock with a grant date fair value of $80,000 (based upon the closing price of common stock on the date of issuance).

Interim Chief Executive Officer, Interim President and Chairman of the Board of Directors’ Convertible Secured Promissory Note Agreement

In December 2015, the Company entered into a convertible secured promissory note agreement with Ryan Drexler, interim chief executive officer, interim president and chairman of the board of directors pursuant to which he lended the Company $6.0 million. Proceeds from the note were used to fund working capital requirements. The convertible note is secured by all assets and properties of the Company and its subsidiaries whether tangible or intangible. The convertible note carries an interest at 8% per annum, or 10% in the event of default. Both the principal and the interest under the convertible note are due in January 2017, unless converted earlier. The holder can convert the outstanding principal and accrued interest into shares of common stock for $2.30 per share at any time. The Company may prepay the convertible note at the aggregate principal amount therein plus accrued interest by giving the holder between 15 and 60 day-notice, depending upon the specific circumstances, provided that the holder may to convert the note during the notice period. The Company recorded the convertible note of $6.0 million as a liability in the balance sheet and also recorded a beneficial conversion feature of $52,000 as a debt discount upon issuance of the convertible note, which is being amortized over the term of the convertible debt using the effective interest method. The beneficial conversion feature was calculated based on the difference between the fair value of common stock and the effective conversion price of the convertible note. As of December 31, 2015, the convertible note had an outstanding principal balance of $6.0 million.

In connection with the Company entering into the convertible promissory note with Mr. Drexler, the Company granted Mr. Drexler the right to designate two directors to the Company’s Board of Directors. The Company agreed to take all actions necessary to permit such designation.

Charitable Youth Sports Program

In March 2014, the Board of Directors of the Company approved and the Company established a charitable youth sports grant program (the “Program”) pursuant to which the Company will donate product, equipment and cash to organizations such as schools, sports teams and training facilities. The Company had tentatively established an annual budget of approximately $250,000 for the Program. The primary intent of the Program was to build MusclePharm brand awareness with youth athletes. The Company’s other business purposes in establishing the Program was to help needy organizations achieve their goals, promote the Company’s brand, help athletes develop stronger and better skills and to build the reputation of the Company as a contributor to the community. A committee formerly consisting of the Company’s former president, former director of team development, and former chief operating officer oversaw the Program. In 2014, the Company made an initial grant in the amount of approximately $250,000 to Arvada West High School and similar charitable contributions to other charitable sports organizations of approximately $30,000. The Company’s former chief executive officer, Mr. Brad Pyatt, is a graduate of Arvada West High School and serves as a volunteer football coach. The Company did not make a charitable grant to Arvada West High School during 2015. The Company did make charitable grants to other youth sports organizations during 2015 totaling approximately $278,000. We expect this amount to decrease substantially in 2016 and any future grant will be approved by the chief executive officer and chief financial officer.

Sports Tickets

The Company maintains a luxury box at the Sports Authority Field in Denver, Colorado. Employees are able to attend Denver Bronco football games and utilize the luxury box. During 2015, our chief executive officer donated tickets to one of the Denver Broncos games to a youth football team for fund raising. Brad’s son is a member of the youth football team. The total cost for the event was approximately $15,000.

Key Executive Life Insurance

For the year ended December 31, 2015, the Company purchased split dollar life insurance policies on certain key executives. In September 2015, the Company increased the coverage on one of its key executives officers. These policies provide a split of 50% of the death benefit proceeds to the Company and 50% to the officer’s designated beneficiaries.

Lease Agreement with Significant Shareholder

In October 2013, the Company entered into an Office Lease Agreement with Frost Real Estate Holdings, LLC, a Florida limited liability company owned by Dr. Phillip Frost, a significant shareholder. Pursuant to the lease, the Company rented 1,437 square feet of office space for an initial term of three years, with an option to renew the lease for an additional three-year term. This facility was closed in September 2015 and included in the Company’s restructuring plan. The remaining lease obligation through April 2017 for $77,000 was included in the restructuring expense. For the years ended December 31, 2015, 2014 and 2013, the Company incurred rent expense of $39,000, $54,000 and $13,000, respectively.

Lease Agreement with Former Employee

The Company leased office and warehouse facility in Hamilton, Ontario, Canada from 2017275 Ontario Inc., which is a company owned by Renzo Passaretti, vice president and general manager of MusclePharm Canada Enterprises Corp, the Company’s wholly-owned Canadian subsidiary. Mr. Passaretti separated from the Company on September 2, 2015. For the years ended December 31, 2015, 2014 and 2013, the Company paid rent of $83,000, $86,000 and $75,000, respectively. The lease was terminated in November 2015.

Business Relationship with Former Employee

Ryan DeLuca, the former chief executive officer of Bodybuilding.com, is the brother of Jeremy DeLuca, MusclePharm’s former executive vice president, MusclePharm brand and global business development. The Company maintained a business relationship with Bodybuilding.com prior to hiring Mr. DeLuca. The Company does not offer preferential pricing of our products to Bodybuilding.com based on these relationships. Mr. DeLuca separated from MusclePharm on September 15, 2015. Net revenue from products sales to Bodybuilding.com were $16.9 million, $24.0 million and $29.8 million for the years ended December 31, 2015, 2014 and 2013, respectively. The Company had $1.5 million and $1.9 million in trade receivables with Bodybuilding.com as of December 31, 2015 and 2014, respectively. The Company purchased marketing services from Bodybuilding.com of $0.4 million and $1.4 million for the years ended December 31, 2015 and 2014, respectively.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and named executive officers. The indemnification agreements and our bylaws require us to indemnify our directors to the fullest extent permitted by Nevada law.

Review, Approval or Ratification of Transactions with Related Parties

We intend to adopt a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our Audit Committee, or a committee composed solely of independent directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. We expect the policy to provide that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Although we have not had a written policy for the review and approval of transactions with related persons, our Board of Directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to our Board of Directors. Our Board of Directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all of our stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors and named executive officers, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. As a practical matter, we assist our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2015, all of our named executive officers and directors filed the required reports on a timely basis under Section 16(a) of the Exchange Act, except for (i) Michael Doron, William Bush, Stacey Jenkins and Noel Thompson regarding the July 2015 board grant.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Board of Directors has nominated the four (4) individuals identified under “Director Nominees” below for election as directors, all of whom are currently directors of the Company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Our Board of Directors is currently comprised of six (6) members, however Messrs. Estalella and Thompson are not standing for reelection and will retire from the Board of Directors following the Annual Meeting. Directors are elected at each annual meeting and hold office until their successors are duly elected and qualified at the next annual meeting. In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the four (4) nominees designated below to serve until the 2017 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified.

Director Nominees

The following table sets forth certain information concerning the nominees for directors of the Company as of May 13, 2016.

Name	Age	Director Since	Position with the Company
Ryan Drexler	45	2015	Chairman of the Board, Interim Chief Executive Officer and President
Michael Doron	55	2012	Director
William Bush	51	2015	Director
Stacey Jenkins	41	2015	Director

Required Vote

The election of the directors of the Company requires the affirmative vote of a plurality of the votes cast by stockholders, who are entitled to vote, present in person or represented by Proxy at the Annual Meeting, which will be the nominees receiving the largest number of votes, which may or may not constitute less than a majority.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF EXTERNAL AUDITORS

The Audit Committee has selected EKS&H LLLP, an independent registered public accounting firm, to audit the consolidated financial statements of MusclePharm Corporation for the fiscal year ending December 31, 2016 and recommends that stockholders vote for ratification of such appointment. Although we are not required to submit to a vote of the stockholders the ratification of the appointment of EKS&H LLLP, the Company, the Board and the Audit Committee, as a matter of good corporate governance, have determined to ask the stockholders to ratify the appointment. If the appointment of EKS&H LLLP is not ratified, the Audit Committee will take the vote under advisement in evaluating whether to retain EKS&H LLLP.

Representatives of EKS&H LLLP attend meetings of the Audit Committee of the Board including executive sessions of the Audit Committee at which no members of MusclePharm’s management are present. EKS&H LLLP has audited the Company’s financial statements for each fiscal year since the fiscal year ended December 31, 2013. Representatives of EKS&H LLLP are expected to be present at the Annual Meeting. In addition, they will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

The following table shows fees and expenses that we paid (or accrued) for professional services rendered by EKS&H LLLP for the years ended December 31, 2014 and 2015:

	2015	2014
Audit fees (1)	$305,000	$305,000
Audit-related fees (2)	55,000	53,000
Tax fees (3)	0	1,000
All other fees (4)	20,000	25,000

Total	$380,000	$384,000

(1)	Represents the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports and services in connection with the statutory and regulatory filings or engagements for those fiscal years.
(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “audit fees.”
(3)	Represents the aggregate fees billed for tax compliance, advice and planning.
(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees” or “tax fees.”

Audit Committee Pre-Approval Policies

Before an Independent Registered Public Accounting Firm is engaged by us or our subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the Independent Registered Public Accounting Firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to our management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the Independent Registered Public

Accounting Firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC. All non-audit services provided by EKS&H LLLP during fiscal years 2014 and 2015 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of EKS&H LLLP.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EKS&H LLLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Our executive officer compensation program is designed to attract and retain talented and qualified senior executives to manage and lead our Company and to motivate them to pursue and meet our corporate objectives. Under this program, our named executive officers are rewarded for individual and collective contributions to our success consistent with our “pay for performance” orientation. Furthermore, the executive officer total compensation program is aligned with the nature and dynamics of our business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. Additional details about our executive compensation programs are described under the section titled “Compensation Discussion and Analysis.”

Our Compensation Committee regularly reviews the executive officer compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of equity-based awards. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the compensation of the named executive officers as disclosed in this proxy statement.

The “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program, we are also holding a non-binding advisory vote by stockholders on the frequency with which stockholders would have an opportunity to hold a non-binding advisory vote on our executive compensation program. We have included this proposal among the items to be considered at the annual meeting pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining. We recommend that our stockholders select “One Year” when voting on the frequency.

After careful consideration, the Board believes that holding an advisory vote annually on executive compensation is currently the most appropriate alternative for the Company. We therefore recommend that our stockholders select “One Year” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our Board will review the results of the vote and take them into account in making a determination concerning the frequency of future advisory votes on executive compensation.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency of the advisory note on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the advisory vote on the frequency of the advisory vote on the compensation of the named executive officers as disclosed in this proxy statement.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board of Directors, or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR HOLDING FUTURE ADVISORY VOTES REGARDING COMPENSATION OF THE NAMED EXECUTIVE OFFICERS EVERY ONE YEAR.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Annual Report on Form 10-K and proxy statement, if they have elected to receive proxy materials by mail. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder that has requested to receive proxy materials by mail and you have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report on Form 10-K and proxy statement for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Annual Report on Form 10-K and proxy statement mailed to you, please call Investor Relations at (301) 279-5980, send an e-mail request to investors@musclepharm.com, or write to c/o Investor Relations, MusclePharm Corporation, 4721 Ironton Street, Building A, Denver, CO 80239 and we will promptly deliver the requested copy.

Registered stockholders that have requested to receive proxy materials by mail and have not consented to householding will continue to receive copies of our Annual Reports on Form 10-K and our proxy statements for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of the Annual Reports on Form 10-K and proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Streetname Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement, as well as other written reports and oral statements that we make from time to time, includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “ongoing,” “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: execution of our restructuring plan, inability to raise capital with agreeable terms or at all, resolve litigation, failure of our manufacturers to meet our production needs; failure to successfully invest in or launch new product introductions; general economic conditions in the markets in which we operate, including financial market conditions, and the other factors set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015 and in other public filings with the SEC. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this proxy statement is our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, are available free of charge on our website at www.musclepharmcorp.com or you can request a copy free of charge by calling Investor Relations at 301-279-5980 or sending an e-mail request to investors@musclepharm.com. Please include your contact information with the request.

By Order of the Board of Directors

MusclePharm Corporation.

Sincerely,

/s/ John Price

John Price

Corporate Secretary

Denver, Colorado

May 13, 2016

PROXY	ANNUAL MEETING OF SHAREHOLDERS	PROXY
OF
MUSCLEPHARM, CORPORATION
JUNE 27, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ryan Drexler and John Price and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the annual meeting of shareholders of MusclePharm Corporation to be held on June 27, 2016 at 11:00 a.m. local time at 4721 Ironton Street , Denver, CO 80239, or at any adjournment thereof, upon the matters set forth in the proxy statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

1.	TO ELECT DIRECTORS, EACH TO SERVE SUCH TERM AS SET FORTH IN THE PROXY STATEMENT OR UNTIL HIS SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED.

☐	FOR THE NOMINEES LISTED BELOW

☐	WITHHOLD AUTHORITY to vote for the nominee listed below

☐	FOR ALL EXCEPT (See instructions below)

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold as shown here:

☐ Ryan Drexler	☐ Stacey Y. Jenkins
☐ Michael Doron	☐ William J. Bush

2.	TO RATIFY THE APPOINTMENT OF EKS&H LLLP AS THE INDEPENDENT AUDITORS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	TO HOLD AN ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJORNMENT OR POSTPONEMENT THEROF.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, & 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO TRANSACT ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated:	, 2016

Signature

Signature if held jointly

NOTE: When shares are held by joint tenants, both should sign. Persons signing as executor, administrator, trustee, etc., should so indicate. Please sign exactly as the name appears on the proxy.